ASSET PURCHASE AGREEMENT

DATED AS OF THE 20TH DAY OF NOVEMBER, 2008

BY AND AMONG

FOREST RIVER, INC.,

CONSOLIDATED LEISURE INDUSTRIES, LLC,

COACHMEN RECREATIONAL VEHICLE COMPANY, LLC,

COACHMEN RECREATIONAL VEHICLE COMPANY OF GEORGIA, LLC,

VIKING RECREATIONAL VEHICLE, LLC,

COACHMEN RV GROUP WEST COAST REGIONAL OPERATIONS CENTER, LLC,

MICHIANA EASY LIVIN’ COUNTRY, LLC

AND

COACHMEN INDUSTRIES, INC.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT ("Agreement"), dated as of November 20, 2008 is made and entered into by and among Forest River, Inc., an Indiana corporation ("Purchaser"),  Consolidated Leisure Industries, LLC (d/b/a Coachmen RV Group), an Indiana limited liability company, Coachmen Recreational Vehicle Company, LLC, an Indiana limited liability company, Coachmen Recreational Vehicle Company of Georgia, LLC, a Georgia limited liability company, Viking Recreational Vehicle, LLC, a Michigan limited liability company, Coachmen RV Group West Coast Regional Operations Center, LLC, a California limited liability company, and Michiana Easy Livin’ Country, LLC, an Indiana limited liability company (collectively, "Seller"), and Coachmen Industries, Inc., an Indiana corporation ("Coachmen").
WITNESSETH:

WHEREAS, Seller, through its Affiliates, is engaged in the business of full line production and service of Recreational Vehicles (the "Business");

WHEREAS, Coachmen owns all of the units of membership interest of Seller;

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Assets (as hereinafter defined) upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in Article X, which is attached hereto and incorporated herein by reference.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE I.

PURCHASE AND SALE OF THE ASSETS

Section 1.01. Assets.  Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, all of Seller's right, title and interest in and to all of the properties, assets and interests in the properties and assets of Seller (whether tangible or intangible) of any kind, nature, character and description relating to the Business, whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever situated, and whether or not reflected in any financial statements of Seller, which are owned or leased by Seller, other than the Excluded Assets (as hereinafter defined) (collectively, the "Assets"), free and clear of all Encumbrances, other than Permitted Encumbrances.  The Assets shall include, without limitation, the items set forth on Schedule 1.01.

Section 1.02. Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the assets set forth on Schedule 1.02 are not part of the sale and purchase contemplated hereunder, and are excluded from the Assets and shall remain the sole property of Seller after the Closing (collectively, the "Excluded Assets").

Section 1.03. Assumed Liabilities.  At the Closing, Purchaser shall assume and agree to discharge those Liabilities of Seller, if any, set forth on Schedule 1.03 (collectively, the "Assumed Liabilities").

Section 1.04. Purchase Price.  The aggregate consideration (the "Purchase Price") to be paid by Purchaser to Seller for the Assets being purchased from the Seller and Coachmen by Purchaser shall be determined by adding the values for the following categories of assets:  (i) Accounts Receivable (“Accounts Receivable”); (ii) Raw Goods Inventory, not including service parts or chassis (“Raw Goods”); (iii) Motorized Chassis, not including chassis involved in work-in-process, not including chassis involved in finished goods and not including chassis in the bailment pool (“Motorized Chassis”); (iv) Work-In-Process (“WIP”); (v) Finished Goods Inventory, other than those in California (“Non-Cal Finished Goods”); (vi) Finished Goods Inventory located in California (“Cal Finished Goods”); (vii) Fixed Assets which consist of real estate, machinery and equipment, dies, jigs, molds, office furniture and equipment, trucks, tractors, vehicles, caps, trailers, and leasehold and land improvements except for leasehold and land improvements that Purchaser is not buying or assuming under a lease (“Fixed Assets”) carried on the books of Company at Closing less the book value of any fixed assets specifically excluded from the purchase in Section 1.02; (viii) Ford Chassis in bailment pool (“Fords”); and (ix) Additional Payments.  The values for the foregoing categories of Assets shall be determined as follows:

(a) Accounts Receivable

The Purchase Price factor based on Accounts Receivable shall be One Hundred Percent (100%) of accounts receivable as shown on the books and records of Company at Closing.  The terms for payment of this portion of the Purchase Price are as follows:

The Purchaser will deposit twenty-five percent (25%) of the Purchase Price for the Accounts Receivable in an accounts receivable escrow account at JP Morgan Chase Bank (the “AREA”), with the balance of the Purchase Price for the Accounts Receivable paid in cash to the Company at Closing. Purchaser shall collect, for a period of forty-five (45) days subsequent to closing, all accounts receivable purchased by Purchaser. After such forty-five (45) day period after Closing, Buyer shall assign back to Company all Accounts Receivable which Purchaser has been unable to collect. Company shall purchase all of the uncollected Accounts Receivable in full at face amount with Purchaser to be paid from the AREA. After said payment to the Purchaser, Company shall be entitled to the remainder of the AREA. The AREA shall be established pursuant to a separate Accounts Receivable Escrow Account Agreement (the “AR Escrow Agreement”) in which Company, the Purchaser and JP Morgan Chase Bank will be parties. The purpose of the AR Escrow Agreement is to secure Seller’s repurchase obligation. Purchaser will be granted a perfected security interest in the AREA by having “control” as that term is defined in I.C. 26-1-9.1-104. If the AREA is insufficient to purchase in full the uncollected Accounts Receivable, Company will pay Purchaser the shortfall in cash, in ten (10) days. Any money returned to Purchaser from the AR Escrow Agreement shall be with interest earned on that portion returned. On money paid to Company, interest earned on that money shall be paid to Company.

(b)  Raw Goods

The Purchase Price factor based on Raw Goods shall be One Hundred Percent (100%) of Seller’s costs less all discounts and rebates as determined on or after Closing.  The terms for payment of this portion of the Purchase Price are as follows:

The Purchaser shall pay Company in cash an amount equal to the value of the undamaged, uncut Raw Goods inventory used in Company’s 2010 and 2009 model year production of recreational vehicles and on hand at Closing. Prior to the Closing, Company will provide Purchaser with a good faith estimate (“Estimated Raw Goods Inventory Value”) of the value of the Raw Goods. Purchaser shall pay Company in cash at Closing the amount of the Estimated Raw Goods Inventory Value. The actual value of the Raw Goods will be based on a physical count on or near the Closing Date. The physical count shall be conducted by Company. Purchaser and Purchaser’s representatives shall be present during the physical inventory to verify the counts. Company and the Purchaser or Purchaser’s representatives shall agree on the counts and other material aspects of the physical inventory as it proceeds through to completion. Within 15 days after the Closing, Company shall price and extend the physical counts of Raw Goods and report in writing to Purchaser the computed value of the Raw Goods. The costs of the Raw Goods used in the computation shall be determined based on GAAP in the United States applied consistent with Company’s past practices. Within 15 days after receiving Company’s written report, the Purchaser will review the computation and report in writing to Company any objections to the computed value. Company and the Purchaser will negotiate in good faith to resolve any disputes in the value of the raw goods. If Company and the Purchaser cannot agree on the computed valuation of the Raw Goods, the parties will submit the issue to binding arbitration in accordance with the Indiana Rules on Alternative Dispute Resolution. At the point that Company and the Purchaser mutually agree on a computed value of the Raw Goods, or the value is determined pursuant to the ADR process, the value shall be considered final (the “Final Raw Goods Inventory Value”). The Final Raw Goods Inventory Value shall then be compared to the Estimated Raw Goods Inventory Value and the difference shall be remitted within 2 Business Days to and from the respective parties so that the total cash paid to Company for the Raw Goods.

(c)  Motorized Chassis

The Purchase Price factor based on Motorized Chassis shall be One Hundred Percent (100%) of Seller’s cost, less all discounts and rebates as determined on or after Closing.  The terms for payment of this portion of the Purchase Price are as follows:

The Purchaser shall pay Company in cash an amount equal to the value of the Motorized Chassis used in Company’s current model year production of recreational vehicles and on hand, and Sprinter chassis which are subject to a non-cancellable order at Closing. Prior to the Closing, Company will provide Purchaser with a good faith estimate (“Estimated Motorized Inventory Value”) of the value of the Motorized Chassis. Purchaser shall pay Company in cash at Closing the amount of the Estimated Motorized Chassis Inventory Value. The actual value of the Motorized Chassis will be based on a physical count on or near the Closing Date. The physical count shall be conducted by Company. Purchaser and Purchaser’s representatives shall be present during the physical inventory to verify the counts. Company and the Purchaser or Purchaser’s representatives shall agree on the counts and other material aspects of the physical inventory as it proceeds through to completion. Within 15 days after the Closing, Company shall price and extend the physical counts of Motorized Chassis and report in writing to Purchaser the computed value of the Motorized Chassis. The costs of the Motorized Chassis used in the computation shall be determined based on GAAP in the United States applied consistent with Company’s past practices. Within 15 days after receiving Company’s written report, the Purchaser will review the computation and report in writing to Company any objections to the computed value. Company and the Purchaser will negotiate in good faith to resolve any disputes in the value of the Motorized Chassis. If Company and the Purchaser cannot agree on the computed valuation of the Motorized Chassis, the parties will submit the issue to binding arbitration in accordance with the Indiana Rules on Alternative Dispute Resolution. At the point that Company and the Purchaser mutually agree on a computed value of the Motorized Chassis, or the value is determined pursuant to the ADR process, the value shall be considered final (the “Final Motorized Chassis Inventory Value”). The Final Motorized Chassis Inventory Value shall then be compared to the Estimated Motorized Chassis Inventory Value and the difference shall be remitted within 2 Business Days to and from the respective parties so that the total cash paid to Company for the Motorized Chassis shall equal the Final Motorized Chassis Inventory Value.

(d)  WIP

The WIP factor of the Purchase Price shall be computed and paid as follows:

Purchaser shall pay Company in cash an amount equal to the value of the WIP on hand at Closing.  WIP consists of component materials and sub-assemblies installed or otherwise incorporated on a chassis on a production line. Prior to the Closing, the Company will provide Purchaser with a good faith estimate ("Estimated WIP Inventory Value") of the value of the WIP.  Purchaser shall pay Company in cash at Closing the amount of the Estimated WIP Inventory Value.  The actual value of the WIP will be based on a physical inventory on or near the Closing Date.  The physical inventory shall be conducted by the Company.  Purchaser and Purchaser's representatives shall be present during the physical inventory to verify the counts.  Company and the Purchaser and Purchaser's  representatives shall agree on the counts and other material aspects of the physical inventory as it proceeds through completion.  Within 15 days after the Closing, Company shall price and extend the physical count of WIP units and report in writing to Purchaser the computed value of the WIP.  The value assigned to the individual units included in WIP shall be computed based on the dealer invoice for the unit, net of all discounts and rebates to the dealer on the unit, less the cost of the chassis on the unit determined in accordance with GAAP consistent with the past practices of Company, multiplied by fifty percent (50%). The computed value shall then be determined by multiplying the resulting figure from the computation described in the prior sentence by eighty percent (80%) and then adding back the cost of the respective chassis.  The sum total shall be the value assigned to each respective unit in WIP at Closing.  An example of the computation on one unit would be as follows: On a WIP unit with a $100,000 dealer invoice and no discount or rebate to the dealer and a $20,000 chassis cost, the computation would result in a computed unit cost of $52,000 arrived at by subtracting the cost of the chassis ($20,000) from the net dealer invoice ($100,000) and then multiplying the resulting $80,000 by 50% to get $40,000, and then multiplying the $40,000 by 80% to get $32,000.  The total computed WIP unit cost would then be computed by summing the $32,000 computed conversion cost with the $20,000 chassis cost to total $52,000.  Within 15 days after receiving Company's written report, the Purchaser will review the computation and report in writing to Company any objections to the computed value of WIP.  Company and the Purchaser will negotiate in good faith to resolve any disputes in the value of the WIP.  If Company and the Purchaser cannot agree on the computed valuation of the WIP, the parties will submit the issue to binding arbitration in accordance with the Indiana Rules on Alternative Dispute Resolution.  At the point that the Company and the Purchaser mutually agree on the computed value of the WIP, or the value is determined pursuant to the ADR process, the value shall be considered final ("the Final WIP Inventory Value").  The Final WIP Inventory Value shall then be compared to the Estimated WIP Inventory Value and the difference shall be remitted within 2 Business Days to and from the respective parties so that the total cash paid to Company for the WIP shall equal the Final WIP Inventory Value.

(e)  Non-Cal Finished Goods

The Non-Cal Finished Goods shall be computed and paid as follows:

Purchaser shall pay Company in cash an amount equal to the value of Non-Cal Finished Goods on hand at Closing.  Prior to the Closing, Company will provide Purchaser with a good faith estimate ("Estimated Non-Cal Finished Goods Inventory Value") of the value of the Non-Cal Finished Goods.  Purchaser shall pay Company in cash at Closing the amount of the Estimated Non-Cal Finished Goods Inventory Value.  The actual value of the Non-Cal Finished Goods will be based on a physical inventory on or near the Closing Date.  The physical inventory shall be conducted by Company.  Purchaser and Purchaser's representatives shall be present during the physical inventory to verify the counts.  Company and the Purchaser and Purchaser's representatives shall agree on the counts and other material aspects of the physical inventory as it proceeds through completion.  Within 15 days after the Closing, Company shall price and extend the physical count of the Non-Cal Finished Goods units and report in writing to Purchaser the computed value of the Non-Cal Finished Goods.  The value assigned to the individual units included in Non-Cal Finished Goods shall be computed based on the dealer invoice for the unit multiplied by seventy nine point nine percent (79.9%).  The computed value per unit shall then be determined by multiplying the resulting figure from the computation described in the prior sentence by seventy five percent (75%) on 2009 and 2010 model units, sixty five percent (65%) on 2008 model units and fifty percent (50%) on 2007 and prior model units.  Within 15 days after receiving Company's written report, the Purchaser will review the computation and report in writing to Company any objections to the computed value of Non-Cal Finished Goods.  Company and the Purchaser will negotiate in good faith to resolve any disputes in the value of the Non-Cal Finished Goods.  If the Company and the Purchaser cannot agree on the computed valuation of the Non-Cal Finished Goods, the parties will submit the issue to binding arbitration in accordance with the Indiana Rules on Alternative Dispute Resolution.  At the point that Company and the Purchaser mutually agree on the computed value of the Non-Cal Finished Goods, or the value is determined pursuant to the ADR process, the value shall be considered final ("the Final Non-Cal Finished Goods Inventory Value").  The Final Non-Cal Finished Goods Inventory Value shall then be compared to the Estimated Non-Cal Finished Goods Inventory Value and the difference shall be remitted within 2 Business Days to and from the respective parties so that the total cash paid to Company for the Non-Cal Finished Goods shall equal the Final Non-Cal Finished Goods Inventory Value.

(f)  Cal Finished Goods

The Cal Finished Goods shall be computed and paid as follows:

Purchaser shall pay Company in cash an amount equal to the value of the
Cal Finished Goods on hand at Closing.  Prior to the Closing, Company will provide Purchaser with a good faith estimate ("Estimated Cal Finished Goods Inventory Value") of the value of the Cal Finished Goods.  Purchaser shall pay Company in cash at Closing the amount of the Estimated Cal Finished Goods Inventory Value. The actual value of the Cal Finished Goods will be based on a physical inventory on or near the Closing Date.  The physical inventory shall be conducted by Company.  Purchaser and Purchaser's representatives shall be present during the physical inventory to verify the counts.  Company and the Purchaser and Purchaser's representatives shall agree on the counts and other material aspects of the physical inventory as it proceeds through completion.  Within 15 days after the Closing, Company shall price and extend the physical count of the Cal Finished Goods units and report in writing to Purchaser the computed value of the Cal Finished Goods.  The value assigned to the individual units included in the Cal Finished Goods shall be computed based on the dealer invoice for the unit multiplied by seventy percent (70%).  The computed value per unit shall then be determined by multiplying the resulting figure from the computation described in the prior sentence by seventy five percent (75%) on 2009 and 2010 model units, sixty five percent (65%) on 2008 model units and fifty percent (50%) on 2007 and prior model units.  Within 15 days of receiving the Company's written report, the Purchaser will review the computation and report in writing to Company any objections to the computed value of Cal Finished Goods.  Company and the Purchaser will negotiate in good faith to resolve any disputes in the value of the Cal Finished Goods.  If Company and the Purchaser cannot agree on the computed valuation of the Cal Finished Goods, the parties will submit the issue to binding arbitration in accordance with the Indiana Rules on Alternative Dispute Resolution.  At the point that Company and the Purchaser mutually agree on the computed value of the Cal Finished Goods, or the value is determined pursuant to the ADR process, the value shall be considered final ("the Final Cal Finished Goods Inventory Value").  The Final Cal Finished Goods Inventory Value shall then be compared to the Estimated Cal Finished Goods Inventory Value and the difference shall be remitted within 2 Business Days to and from the respective parties so that the total cash paid to Company for the Cal Finished Goods shall equal the Final Cal Finished Goods Inventory Value.

(g)  Fixed Assets

The Fixed Assets portion of the Purchase Price shall be the Seller’s book value determined in accordance with GAAP, consistently applied through end of the month in which Closing occurs.  The terms for payment of this portion of the Purchase Price are as follows:

Purchaser shall pay Company cash at Closing in an amount equal to the book value of the Fixed Assets carried on books of Company at Closing, less the book value of any Fixed Assets specifically excluded from the purchase in Section 1.02.  Book value shall be computed by subtracting all depreciation expense recorded on the books of Company against such Fixed Assets according to GAAP consistent with consistent with the past practices of Company ("Book Value").   Company will provide a listing of the Fixed Assets and compute their respective Book Value at the date of Closing.  Company will provide the Purchaser a copy of the Fixed Asset listing and Book Value computation 2 days prior to Closing.

(h)  Fords

The Fords shall be computed and paid as follows:

Company represents that there are 443 Ford Chassis in Company’s bailment pool for which Company is currently responsible. Company also represents that Company’s obligation to Ford on this bailment pool is $11,000,000.00. Purchaser shall assume Company’s obligations under the bailment pool at Closing and shall receive a credit against the Purchase Price of $2,000,000.00. Prior to Closing, Company shall have the right to attempt to dispose of as many chassis in the bailment pool as it can. The $2,000,000.00 credit at closing shall be reduced pro rata by the following formula: $2,000,000.00 times a fraction the numerator of which is the reduction in the principal owed to Ford by Company on the bailment pool obligation and the denominator of which is $11,000,000. Company is responsible to pay all interest on the bailment pool up to Closing. Company may not transfer bailment chassis to Company or its Affiliates.

(i) Additional Payments.

Purchaser shall reimburse Seller for deposits to be used by Purchaser for Louisville in the amount of $171,782.00, and Purchaser shall also reimburse Seller for Equipment rental deposits in the amount of $18,746.00.  The above added together shall constitute the entire Purchase Price for the Assets.

Section 1.05. Escrow Deposits.  At the Closing, Purchaser shall deposit Ten Million Dollars ($10,000,000.00) of the Closing Cash Payment with J.P. Morgan Chase, N.A. as escrow agent (the "Escrow Agent"), by wire transfer of immediately available federal funds (the "Indemnity Escrow Amount") and, together with all earnings thereon, collectively, the "Indemnity Escrow Deposit").  The Indemnity Escrow Deposit shall be under the control of Purchaser pursuant to IC 26-1-9.1-104 until such time as Purchaser has perfected a security interest therein, and until such time as Seller and Coachmen have obtained the consent of their respective secured lenders (if any, and only to the extent  required by the terms of any lending agreement) that Purchaser’s interest in such Indemnity Escrow Deposit shall have priority to the claim(s) of any such secured lender, after which time it shall become the property of Seller and Coachmen.  The Indemnity Escrow Deposit shall be held, invested and disbursed as specified in and pursuant to the terms and conditions of an Escrow Agreement, substantially in the form attached hereto and incorporated herein as Exhibit A (the "Escrow Agreement"), which shall provide among other things that nine (9) months from the date of Closing, the Indemnity Escrow Deposit shall be reconciled and Seller shall be entitled to a distribution equal to any amounts in the Indemnity Escrow Deposit greater than Six Million Dollars ($6,000,000); and Eighteen (18) months from the date of Closing, the Indemnity Escrow Deposit shall be reconciled and Seller shall be entitled to a distribution equal to any amounts in the Indemnity Escrow Deposit greater than Three Million Dollars ($3,000,000).  Nothing in this Section shall serve to limit the liabilities of Seller pursuant to this Agreement to the amounts in the Indemnity Escrow Deposit.

Also at the Closing, Purchaser shall deposit twenty-five percent (25%) of the cash closing payment attributable to the accounts receivable with J.P. Morgan Chase Bank, N.A. as the accounts receivable escrow agent (the “Accounts Receivable Escrow Agent”), by wire transfer of immediately available funds (the “Accounts Receivable Escrow Amount”) which, (together with all earnings thereon) shall be the sole property of Purchaser until disbursed to Seller, collectively, (“Accounts Receivable Escrow Deposit”).  The Accounts Receivable Escrow Deposit shall be held, invested and deposited as specified, pursuant to the terms and conditions of an accounts receivable escrow agreement, substantially in the form attached hereto and incorporated herein as Exhibit A-1 (the “Accounts Receivable Escrow Agreement”).  The Accounts Receivable Escrow Agreement shall provide, among other things, that forty-five (45) days from the date of closing the Accounts Receivable Escrow Deposit shall be used to repurchase from the Purchaser the accounts receivables that Purchaser did not collect within such forty-five (45) day period.  To the extent that the Accounts Receivable Escrow Deposit is not necessary to repurchase said uncollected accounts receivable, the Accounts Receivable Escrow Deposit shall be paid to the Seller and then become the property of the Seller.  The Accounts Receivable Escrow Agreement shall also provide that, to the extent that the Accounts Receivable Escrow Deposit is in any way the property of the Seller, the Seller grants to the Purchaser a first priority security interest in the Accounts Receivable Escrow Deposit to secure Seller’s obligation to repurchase the uncollected accounts receivable and that the Purchaser shall have control over the Accounts Receivable Escrow Deposit pursuant to I.C. 26-1-9.1-104.  If the Accounts Receivable Escrow Deposit is not sufficient in amount to repurchase from Purchaser the accounts receivables, the Seller will still have the obligation to repurchase all uncollected accounts receivable immediately after forty-five (45) days from date of Closing, and the Accounts Receivable Escrow Deposit shall not be a limit on Seller’s obligation to do so.  Interest earned on the Accounts Receivable Escrow Deposit shall be paid to Purchaser pro rata to the extent that the Accounts Receivable Escrow Deposit is used to repurchase from Purchaser uncollected receivables.  All other interest shall be paid to Seller.

Section 1.06. Allocation of Purchase Price.  Schedule 1.06 attached hereto sets forth the preliminary allocation of the Purchase Price and the Assumed Liabilities among the Assets (the "Preliminary Allocation").  Purchaser and Seller shall file, in accordance with Section 1060 of the Code, an Asset Allocation Statement on Form 8594 (which reflects such allocation) with their federal income Tax Return for the Tax year in which the Closing Date occurs and shall contemporaneously provide the other parties hereto with a copy of the Form 8594 being filed.  The parties hereto agree that the Preliminary Allocation shall be modified to reflect any adjustments made pursuant to this Agreement or the payment of any indemnification claims by Purchaser or Seller under Article VII as mutually agreed upon by Purchaser and Seller in good faith (and, if applicable, consistent with the prior allocation of similar items).  The parties shall file an amendment to Form 8594 to reflect any adjustments made to the Preliminary Allocation as provided in this Section 1.06.  Purchaser and Seller each agree not to assert, in connection with any Tax Return, tax audit or similar proceeding, any allocation of the Purchase Price and the Assumed Liabilities that differs from the allocation set forth on Schedule 1.06 herein.

Section 1.07. Assignment of Contracts.  If required by applicable Law or the terms thereof to properly assign any Assigned Contract without breach or violation thereof, Seller agrees to use commercially reasonable efforts to obtain the consent of each other party to any such Assigned Contract prior to the Closing as set forth on Schedule 1.07.  Nothing in this Agreement or any of the Related Agreements shall be deemed to constitute an assignment or an attempt to assign any License, Permit or Contract to which Seller is a party if the attempted assignment thereof without the consent of the other party to such License, Permit or Contract would constitute a breach thereof or affect in any way the rights of Seller thereunder.

Section 1.08. Dealer Contracts.  Purchaser, Seller and Coachmen acknowledge that Purchaser is not assuming Seller’s dealer agreements pursuant to this Agreement.  However, Purchaser agrees that, with respect to Seller and Coachmen’s dealers existing as of the Closing Date, it will take the following actions: (i) for those dealers with whom Purchaser must enter into a written sales agreement pursuant to applicable state law, Purchaser will include a clause in any such agreement stating, “This Agreement hereby novates any prior written agreement between Dealer and Coachmen Industries, Inc., Consolidated Leisure Industires, LLC, and/or their respective affiliates, successors and assigns, relating in any way to the sale, marketing or distribution of recreational vehicles”; (ii)  Purchaser agrees to work in good faith with former dealers of Seller to maintain their retail activities relating to the sale, marketing and distribution of Coachmen products; and (iii)  Purchaser agrees that if a former dealer of Seller or Coachmen attempts to exercise its rights to force Seller and/or Coachmen to repurchase any recreational vehicles, Purchaser will refrain from selling such dealer any Recreational Vehicles for the brands acquired from Seller for a period of two (2) years.

ARTICLE II.

CLOSING

Section 2.01. Closing Date.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Thorne Grodnick, LLP, 225 West High Street, Elkhart, Indiana 46516, at 10 a.m. eastern standard time on December 16, 2008 or at such other place and time, or on such other date, as may be mutually agreed to by the parties (the "Closing Date").  The parties hereto acknowledge and agree that all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

Section 2.02. Deliveries by Seller.  At the Closing, Seller shall deliver possession of all of the Assets to Purchaser, and Seller shall deliver (or cause to be delivered) to Purchaser originals or copies, if specified, of the following:

(a) a counterpart of the Bill of Sale transferring all of the Assets to Purchaser, in the form attached hereto as Exhibit B (the "Bill of Sale"), duly executed by Seller and each of the Seller Subsidiaries (as defined below);

(b) a counterpart of the Assignment and Assumption Agreement, by and between Purchaser and Seller in the form attached hereto as Exhibit C (the "Assignment and Assumption Agreement"), duly executed by Seller;

(c) counterparts of all agreements, documents and instruments required to be delivered by Seller or Coachmen pursuant to any of the Related Agreements, executed by Seller, Coachmen and the Seller Subsidiaries, as applicable;

(d) copies of each consent, waiver, authorization and approval necessary for the assignment of the Assigned Contracts to Purchaser as contemplated by Section 1.07;

(e) a Certificate of Existence of Seller issued by the Secretary of State of the State of Indiana, dated within ten (10) calendar days of the Closing;

(f) copies of resolutions adopted by Coachmen, as the sole member of Seller, and resolutions adopted by the Board of Directors of Seller authorizing and approving the execution and delivery of this Agreement and the Related Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of Seller;

(g) copies of the certified articles of organization of Seller, including all amendments thereto, certified as true, complete and correct by the Secretary of Seller, and a copy of the Operating Agreement of Seller, including all amendments thereto, certified as true, complete and correct and in full force and effect by the Secretary of Seller;

(h) copies of the certified articles of incorporation of Coachmen, including all amendments thereto, certified as true, complete and correct by the Secretary of Seller, and a copy of the Bylaws of Coachmen, including all amendments thereto, certified as true, complete and correct and in full force and effect by the Secretary of Coachmen;

(i) copies of the certified articles of organization for each of Coachmen Recreational Vehicle Company, LLC, Coachmen Recreational Vehicle Company of Georgia, LLC, Viking Recreational Vehicle, LLC, Coachmen RV Group West Coast Regional Operations Center, LLC, and Michiana Easy Livin’ Country, LLC ("Seller Subsidiaries"), including all amendments thereto, certified as true, complete and correct by the Secretary of each the Seller Subsidiaries, and a copy of the Operating Agreement of each the Seller Subsidiaries, including all amendments thereto, certified as true, complete and correct and in full force and effect by the Secretary of each the Seller Subsidiaries;

(j) a certificate, dated the Closing Date, duly executed by the CEO of Seller and Coachmen pursuant to Sections 3.02(b) and 3.02(c) of this Agreement;

(k) evidence of the releases of all Encumbrances on the Assets, other than Permitted Encumbrances, each in form and substance reasonably satisfactory to Purchaser;

(l) certificates of title for the motor vehicles included in the Assets and powers-of-attorney to effect transfer of title to such motor vehicles;

(m) Bills of sale, warranty deeds, disclosure statements, and such other necessary documents to effect the transfer of all real property sold to Purchaser hereunder, including title insurance for all such real property and providing for the proration of property taxes as of the Closing Date;

(n) such other documents as Purchaser may reasonably request for the purpose of otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement or any of the Related Agreements; and

(o) an opinion letter from Counsel for Seller in substantially the form attached hereto in Schedule 2.02(o).

Section 2.03. Deliveries by Purchaser.  Subject to fulfillment or waiver of the conditions set forth in Section 3.02, at the Closing, Purchaser shall deliver (or cause to be delivered) to Seller originals, or copies if specified, of the following agreements, documents and other items:

(a) the Closing Cash Payment, payable as provided in Section 1.04;

(b) a counterpart of the Assignment and Assumption Agreement, duly executed by Purchaser, which shall not include dealer agreements;

(c) counterparts of all agreements, documents and instruments required to be delivered by Purchaser pursuant to any of the Related Agreements, duly executed by Purchaser;

(d) copies of each consent, waiver, authorization and approval required pursuant to Section 3.01(f) of this Agreement;

(e) copies of all the resolutions adopted by the Board of Directors of Purchaser authorizing and approving the execution and delivery of this Agreement and of the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of Purchaser;

(f) a Certificate of Existence of Purchaser issued by the Secretary of State of the State of Indiana, dated within ten (10) calendar days of the Closing;

(g) true and complete copies of the certified articles of incorporation of Purchaser, including all amendments thereto, certified as true, complete and correct by the Secretary of Purchaser, and a copy of the Bylaws of Purchaser, including all amendments thereto, certified as true, complete and correct and in full force and effect by the Secretary of Purchaser;

(h) a certificate executed by the Secretary of Purchaser acknowledging delivery by Seller and Coachmen of the items set forth in Section 2.02 of this Agreement; and

(i) a certificate, dated the Closing Date, duly executed by the Chief Executive Officer of Purchaser pursuant to Sections 3.01(b) and 3.01(c) of this Agreement.

ARTICLE III.

CONDITIONS PRECEDENT TO THE CLOSING OBLIGATIONS OF SELLER, COACHMEN AND PURCHASER

Section 3.01. Conditions Precedent to Obligations of Seller and Coachmen.  The obligations of Seller and Coachmen to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by Coachmen (in its sole and absolute discretion):

(a) Deliveries by Purchaser.  Purchaser shall have made delivery to Seller of the items specified in Section 2.03.

(b) Representations and Warranties of Purchaser.  All representations and warranties made by Purchaser (considered collectively and individually) in this Agreement shall be true and correct in all respects on and as of the Closing Date as if made by Purchaser on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date), and Seller and Coachmen shall have received a certificate to that effect from Purchaser dated as of the Closing Date.

(c) Performance of the Obligations of Purchaser.  Purchaser shall have performed, complied with or fulfilled in all respects all of the covenants, agreements, obligations and conditions required under this Agreement and each of the Related Agreements to which it is a party to be performed, complied with or fulfilled by Purchaser on or prior to the Closing Date, and Seller and Coachmen shall have received a certificate to that effect from Purchaser dated as of the Closing Date.

(d) Legal Proceedings.  None of Purchaser, Seller or Coachmen shall be subject to any injunction, preliminary restraining order or other similar decree of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement or any of the Related Agreements.

(e) No Violation of Orders.  There shall not be any preliminary or permanent injunction or other order issued by any Governmental Entity that declares this Agreement or any of the Related Agreements invalid or unenforceable in any respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby.

(f) Required Approvals.  All consents and approvals of any Governmental Entity or any Person necessary to permit the consummation of the transactions contemplated by this Agreement or any of the Related Agreements (including the consents, each of which is listed on Schedule 3.01(f)), shall have been received; including without limitation the approval of Bank of America, N.A..

Section 3.02. Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by Purchaser (in its sole and absolute discretion):

(a) Deliveries by Seller and Coachmen.  Seller and Coachmen shall have made delivery to Purchaser of the items specified in Section 2.02.

(b) Representations and Warranties of Seller and Coachmen.  All representations and warranties made by Seller or Coachmen in this Agreement (considered collectively and individually) shall be true and correct in all respects on and as of the Closing Date as if made by Seller or Coachmen on and as of such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date), after giving effect to any Disclosure Schedule Updates, and Purchaser shall have received a certificate to that effect from Seller and Coachmen dated as of the Closing Date.

(c) Performance of the Obligations of Seller and Coachmen.  Seller and Coachmen shall have performed, complied with or fulfilled in all respects all covenants, agreements, obligations and conditions (considered collectively and individually) required by this Agreement and each of the Related Agreements to which it is a party to be performed, complied with or fulfilled by Seller or Coachmen on or prior to the Closing Date, and Purchaser shall have received a certificate to that effect from Seller and Coachmen dated as of the Closing Date.

(d) Legal Proceedings.  Neither Seller nor Coachmen shall be subject to any injunction, preliminary restraining order or other similar decree of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement or any of the Related Agreements.  Since the date of this Agreement, there shall not have been commenced against Seller or Coachmen any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, (ii) any action whereby Seller or Coachmen have sought the protection of the bankruptcy laws, or receivership, or undertaken an assignment for the benefit of creditors, or have had any such action brought against them, or (iii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated by this Agreement.

(e) No Violation of Orders.  There shall be no preliminary or permanent injunction or other order issued by any Governmental Entity which declares this Agreement or any of the Related Agreements invalid or unenforceable in any respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby.

(f) Opinion Letter.  Purchaser shall have received, from counsel of its choosing, an opinion letter stating that the transactions contemplated by this Agreement will not violate any laws relating to restraint or monopolization of trade, including the Hart Scott Rodino Antitrust Improvements Act of 1976.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

AND COACHMEN

Seller and Coachmen, jointly and severally, hereby represent and warrant to Purchaser, subject to such exceptions as are specifically disclosed in the disclosure schedules delivered by Seller and Coachmen concurrently with the execution of this Agreement, dated as of the date hereof (the "Disclosure Schedules"), on the date hereof and on the Closing Date, as follows, which representations and warranties shall survive closing:

Section 4.01.                                Due Organization. Seller and Coachmen are limited liability companies or corporations, as the case may be, duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted. Seller and Coachmen are duly licensed or qualified to do business and is in good standing as a foreign corporation or business organization in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it requires such licensing or qualification. The jurisdictions in which Seller and Coachmen are incorporated and licensed or qualified to do business as a foreign corporation or business organization are set forth on Schedule 4.01.

Section 4.02.                                Due Authorization.  The Company has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and its Related Agreements have been duly and validly approved by the directors, shareholders and/or members of the Company, and no other actions or proceedings on the part of the Company or its respective members, directors or shareholders are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby. The Company has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes the legal, valid and binding obligation of the Company; and the Related Agreements of the Company, upon execution and delivery by the Company, respectively, will constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

Section 4.03.                                Consents and Approvals; Authority.  Except as set forth on Schedule 4.03, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by the Company of this Agreement and its Related Agreements or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Schedule 4.03, the execution, delivery and performance by the Company of this Agreement and its Related Agreement do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, constitute a default under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of the Company under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which the Company is a party or by which any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of the Company or indebtedness secured by its or his assets or properties; or (iv) violate or conflict with any provision of the articles or certificate of incorporation or code of regulations or by-laws of the Company.

Section 4.04.  Financial Statements; Undisclosed Liabilities.

(a) The Financial Statements furnished by Company to Purchaser have been prepared in accordance with GAAP consistently applied and present fairly the financial position, assets and liabilities of the Company as of the dates thereof and the revenues, expenses, results of operations and cash flows of the Company for the periods covered thereby. The Financial Statements are in accordance with the books and records of the Company and do not reflect any transactions which are not bona fide transactions.

(b) Except as set forth in Schedule 4.04(b) or in the Latest Balance Sheet, the Company has no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than trade payables and accrued expenses incurred in the ordinary course of business since the date of the Latest Balance Sheet.

(c) From the proceeds of sale, Seller shall pay all of its current obligations immediately and shall pay all of its other debts related as they become due, and hold Purchaser harmless therefrom. This transaction will not render the Seller insolvent, and this transaction will not prevent the Seller from paying all of its obligations as they become due.

Section 4.05.  No Adverse Effects or Changes.  Except as listed on Schedule 4.05, since the effective date of the financial statements provided to the Purchaser, the Company has not, (i) experienced any material adverse change, (ii) suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance). This provision does not alter the qualification on the accuracy of such financial statements referred to in Section 4.03(a) above.

Section 4.06.  Title to Properties.  Except as disclosed on Schedule 4.06, the Company has good and marketable title to, and is the lawful owner of, all of the Assets, which include, without limitation, all of the tangible and intangible assets, properties and rights used by the company in connection with the Business and all of the tangible and intangible assets, properties and rights reflected in the Financial Statements (other than assets disposed of in the ordinary course of business since the respective dates of such Financial Statements) free and clear of any Lien. Except as disclosed on Schedule 1.02, the Assets to be transferred to Purchaser include (without limitation) all of the tangible assets and properties used by the Company in connection with the Business (other than the Excluded Assets). The bills of sale, deeds, assignments, endorsements, and other instructions of transfer delivered by the Company will be sufficient to transfer to the Purchaser, as applicable, the Company's entire right, title and interest, legal and beneficial, in the Assets.

Section 4.07.  Condition of Assets.

(a) Equipment and Machinery, except as set forth on Schedule 4.07, Company has good title, free and clear of all encumbrances (other than Permitted Encumbrances) to the equipment and machinery listed as owned by it., the Company holds good title and transferable leasehold interests in all equipment and machinery listed as leased by it. Except as set forth on Schedule 4.07, the equipment and machinery are in reasonably good operating condition and repair (except for normal wear and tear).

(b) The Accounts Receivable reflected in the Interim Balance Sheet, and all Accounts Receivable arising since the Balance Sheet Date, represent or shall represent bona fide claims against debtors for sales, services performed or other charges arising in the Ordinary Course of Business and are not subject to dispute or counterclaim, subject to the reserve for bad debts set forth on the Interim Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the Company’s past custom and practice. All accounts receivable included in the Assets are valid and collectible. There is no contest, claim or right of set-off by any account debtor relating to the amount or validity of any such account receivable.

(c) All items in inventory included in the Assets reflected on the Interim Balance Sheet or acquired after the Balance Sheet Date and prior to the Closing Date consist or shall consist of a quality and quantity useable and saleable in the ordinary course of business except for obsolete items and work-in-process goods, all of which have been written off or written down to net realizable value on the Interim Balance Sheet or on the accounting records of Company as of the Closing Date, as the case may be, subject to the reserve for inventory write-down on the Interim Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with Company’s past custom and practice.

Section 4.08.  Property.

(a)            Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, all of Seller's right, title and interest in and to all of the properties, assets and interests in the properties and assets of Seller (whether tangible or intangible) of any kind, nature, character and description relating to the Business, whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever situated, and whether or not reflected in any financial statements of Seller, which are owned or leased by Seller, other than the Excluded Assets, which are set forth in Schedule 1.02.

Schedule 4.08(a) sets forth all leases of personal property binding upon the Company in respect of any of the assets or properties used in the Business, and all items of personal property covered thereby. All of such tangible personal property is presently utilized by the Company in the ordinary course of business. The Company has delivered to Purchaser true and complete copies of all such personal property leases. Purchaser agrees to assume the leases listed on Schedule 3.9(a) and agrees to indemnify and hold harmless Company.

(b)            Schedule 4.08(b) includes a complete and accurate identification of all the real property occupied by the company or used in connection with the Business. All covenants or other restrictions (if any) to which any of such real property is subject are being in all material respects properly performed and observed and do not provide for forfeiture or reversion of title if violated, and the Company has not received any notice of violation (or claimed violation) thereof. The Company has delivered to Purchaser true and complete copies of the most recent title insurance policies and surveys (if any) for such real property in the possession of the Company together with copies of all reports (if any) of any engineers, environmental consultants or other consultants in its possession relating to any of such real property, and all existing “as built” drawings. Company has good and marketable title to all the Real Estate being sold to Purchaser. At Purchaser’s request, Company shall perform at its expense a reasonable number of Phase II environmental studies, of reasonable scope, on real property to be sold to Purchaser prior to Closing.  There are no pending or, to the knowledge of the Company, threatened condemnation Proceedings relating to any of the Real Property. All material Licenses and Permits necessary for the occupancy and use of the Real Property for the conduct of the Business have been obtained and are in full force and effect in all respects and are transferable and will be transferred to Purchaser at Closing.

Section 4.09.  Intellectual Property. Schedule 4.09 includes a true and complete list of all of the copyrights, patents, trademarks and service marks used in the conduct of the Business. Except as disclosed on Schedule 4.09:

(a) The Intangibles are owned by the Company free and clear of all Liens, and are not subject to any license, royalty or other agreement, and the Company has not granted any license or agreed to pay or receive any royalty in respect of any of the Intangibles.

(b) The products manufactured or sold by the Company and any process, method, part, design, material or other intellectual Property they employ, and the marketing and use by the Company of any such product, service or other Intellectual Property, do not infringe any Intellectual Property or confidential or proprietary rights of another, and the Company has not received any notice contesting its right to use any Intellectual Property.

Section 4.10.  Contracts.  Section 4.10 lists all the Contracts and arrangements of the following types to which the Company is a party, or by which it is bound, relating to the Assets:

(a) Any collective bargaining agreement;

(b) Any Employee Benefit Plan or any other Contract or arrangement of any kind with any employee, officer, director or shareholder of the Company or any of the respective Affiliates of such individuals;

(c) Any Contract or arrangement with a sales representative, manufacturer's representative, distributor, dealer, broker, sales agency, advertising agency or other person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of the Company.

(d) Any Contract, except any purchase order or sale order, or arrangement of any nature which involves the payment or receipt of cash or other property, an unperformed commitment, or goods or services, having a value in excess of $5,000.00;

(e) Any Contract or arrangement pursuant to which the Company has made or will make loans or advances, has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business), or has agreed to indemnify any Person against any Loss or liability.

(f) Any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property, loan commitment or other Contract or arrangement relating to the borrowing of funds, an extension of credit or financing;

(g) Any Contract or arrangement involving the Company as a participant in a partnership or joint venture;

(h) Any contract or arrangement involving any restrictions with respect to the geographical area of operations or scope or type of business of the Company;

(i) Any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company, or the Company is granted the authority to act for or on behalf of any Person;

(j) Any Contract granting to any Person a right, at such Person's option, to purchase or acquire any asset or property of the Company (or interest therein);

(k) Any Intellectual Property license or royalty Contract or any lease of real or personal property;

(l) Any Contract or purchase order for capital improvements or expenditures;

(m) Any Contract or arrangement (other than an employee benefit plan) pursuant to which any Person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the Company or any component or portion thereof, or any increase or decrease in any of the foregoing;

(n) Any Contract for which the full performance thereof may extend beyond 60 days from the date of this Agreement;

(o) Any Contract not made in the ordinary course of business which is to be performed in whole or in part at or after the date of this Agreement; or

(p) Any Contract not specified above that is material to the Company.

All of the Material Contracts are in full force and effect and constitute the legal, valid and binding obligations of the other parties thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and by equitable limitations on the availability of specific remedies. No termination notice has been delivered by any party to any other party with respect to any Material Contract. The Company has delivered to Purchaser true and complete copies of each Material Contract that is in writing; as to each Material Contract that is not in writing, all of the terms and provisions of each such Material contract that is not in writing are set forth in Schedule 4.10.

Section 4.11.  Permits. Schedule 4.11 is true and accurate list of all licenses, certificates, permits, franchises, rights, and approvals held by the Company in respect of the Assets or the Business which are necessary for the lawful operation of the Business as it has been operated by the Company. The Company is in full compliance with all requirements and limitations under such Permits and all such Permits are assignable and will be assigned to Purchaser at Closing.

Section 4.12.  Insurance.  Purchaser will be obtaining its own insurance subsequent to closing. Company has delivered to Purchaser copies of all insurance policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or applicable to the Company, its assets or the Business, including all occurrence based policies applicable to the Company or the Business for all periods prior to the Closing Date.

Section 4.13.  Employees.

(a) Company has provided Purchaser with a true, complete and accurate list of the names, titles, 2008 W-2 compensation, current weekly rate of compensation and all bonuses and similar payments made for the current and preceding two fiscal years for each employee of the Company who has a current weekly salary of $400 or more and who is subject to the provisions of Section 9.02(a) to (d), inclusive.  Except as described on Schedule 4.13, there is, and during the past five years there has been, no labor strike, dispute, slow-down, work stoppage, union organization effort or other labor difficulty pending or threatened against or involving the Company.

(b) The Company has complied and is in compliance in all respects with (i) the Fair Labor Standards Act and any other Law governing the payment of wages, (ii) Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act and any other Law respecting discriminatory hiring, assignment or employment practices, and (iii) the Immigration Reform and Control Act of 1986, including but not limited to the verification and record-keeping requirements established therein.

(c) The Company has processed and accrued for and will pay (i) all federal, state and local tax withholding, (ii) all FICA contributions, (iii) all state and federal unemployment taxes, (iv) all claims for unemployment compensation benefits, (v) all state workers' compensation taxes and/or premiums, and (vi) all claims for workers' compensation benefits.

(d) The Company has (i) prepared and mailed all W-2 forms for prior years, (ii) will prepare and mail all W-2 forms for the year 2008, (iii) maintained all required records, (iv) submitted all required reports to the appropriate Governmental Authorities and (v) has performed all other functions and obligations imposed upon it by virtue of being the employer of the Company's employees.

Section 4.14.  Taxes.  The Company has filed all federal, state and local income, withholding, sales, and personal property Tax Returns and has paid all Taxes shown on such returns. None of such Tax Returns has been the subject of an audit by any taxing authority, and the Company has not received notice of any deficiencies pertaining to the Company, except those audits or deficiencies which, even if resolved least favorably to the Company, would not have an adverse affect on the Assets or the ability of the Company to perform its obligations under this Agreement. The Purchaser will not become liable for any Taxes of the Company or any present or former Affiliate of the Company as a result of the consummation of the transaction contemplated by this Agreement. The representations and warranties relating to Taxes of the Company described in this Agreement shall survive the Closing and shall not expire until 30 days after the applicable statute of limitations has expired.

Section 4.15.  No Defaults or Violations. Except as disclosed on Schedule 4.15:

(a) The Company is not in breach or default under the terms of any Contract to which it is a party or by which it is bound, no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a breach or default under any such Contract, and no other party to any such Contract is in breach or default under any such Contract.

(b) The Company is in compliance with, and no violation exists under, any and all Laws applicable to The Company or the Business, and no event has occurred or circumstance exists which, with or without notice or lapse of time or both, would constitute a violation under any such Law.

(c) No notice from any Governmental Authority has been received by the Company claiming any violation of any Law or requiring any work, construction or expenditure, or asserting any material Tax, assessment or penalty.

Section 4.16  Environmental Matters.  Except as disclosed on Schedule 4.16:

(a)           The Company has not used or stored any, and there are no, Hazardous Substances in, on, or at any of the properties or facilities of the Company except for inventories of substances listed on Schedule 4.16 which are used or are to be used in the ordinary course of business (which inventories have been stored and used in accordance with all applicable Environmental Laws and Environmental Permits, including all so-called “Right To Know Laws”).

(b) The Company has not received any notice from any Governmental Authority or any other Person that the Company is responsible (or potentially responsible) for the cleanup or remediation of any substances at any location.

(c) The Company has not deposited or incorporated any Hazardous Substances into, on, beneath, or adjacent to, any property.

(d) The Company has timely filed all reports and notifications required to be filed with respect to all of their properties and facilities and have generated and maintained all required records and data under all applicable Environmental Laws.

(e) No condition has existed or event has occurred with respect to any property that at any time has been owned or leased by the Company or an Affiliate of the Company, or any predecessor to the Company that could, with or without notice, passage of time or both, give rise to any present or future liability of the Company pursuant to any Environmental Law.

Section 4.17.  Litigation.

(a) Except as disclosed in Schedule 4.17 , there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of its officers, directors, shareholders, employees or agents thereof in their capacity as such, or any of its properties or businesses, and the company is not aware of any facts or circumstances which could give rise to any of the foregoing. The Company is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. The Company has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which the Company has any continuing obligation.

(b) There are no claims, actions, suits, proceedings or investigations pending or, to the best of the Company's knowledge, threatened by or against the Company relating to this Agreement, the Related Agreements, or the transactions contemplated hereby or thereby, and the Company has no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

Section 4.18.  Brokers.  Neither the Purchaser nor any Affiliates of the Purchaser has or shall have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commissions of any persons retained by Company in connection with any of the transactions contemplated by this Agreement. Company will pay its broker in full at closing.  Seller shall be responsible for any and all transactions fees that may be payable to R.W. Baird.

Section 4.19.  Accuracy of Statements.  Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Company to the Purchaser or any representative or Affiliate of Purchaser in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or, to the best of the knowledge of the Company and Rush after due inquiry, omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

Section 4.20.  Disclaimer.  Except as expressly set forth in this Article IV hereof, none of Seller or Coachmen makes any representation or warranty, express or implied, at Law or in equity and any such other representations and warranties are hereby expressly disclaimed, including any implied representation or warranty as to condition, merchantability, suitability or fitness for particular purpose. Notwithstanding anything to the contrary, (a) none of Seller or Coachmen shall be deemed to make to Purchaser any representation or warranty other than as expressly made by Seller or Coachmen in this Article IV and (b) none of Seller or Coachmen make any representation or warranty to Purchaser with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Purchaser or its counsel, accountants or advisors of future revenues or expenditures or future results of operations of the Company, or (ii) except as expressly covered by a representation or warranty contained in this Article IV, any other information or documents (financial or otherwise) made available to Purchaser or its counsel, accountants or advisors with respect to the Company. Purchaser hereby acknowledges and agrees to such disclaimer and that, except as specifically set forth in this Article IV, Purchaser is purchasing the Assets on an "as is, where is" basis.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and Coachmen as follows, which representations and warranties shall survive closing:

Section 5.01. Organization; Power.  Purchaser is a corporation duly organized, and validly existing under the Laws of the State of Indiana, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is now conducted.

Section 5.02. Authorization and Validity of Agreement.  Purchaser has all requisite corporate power and corporate authority to enter into this Agreement and each of the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each of the Related Agreements to which it is a party and the performance of the obligations of Purchaser hereunder and thereunder have been duly authorized by all necessary corporate action of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement and each of the Related Agreements to which it is a party.  This Agreement and each of the Related Agreements to which it is a party has been duly executed by Purchaser and constitutes Purchaser's valid and binding obligation, enforceable against Purchaser in accordance with its terms.

Section 5.03. No Conflict or Violation.  The execution, delivery and performance of this Agreement and each of the Related Agreements to which it is a party by Purchaser do not and shall not (a) violate or conflict with any provision of its articles of incorporation, bylaws or other Governing Documents of Purchaser, (b) violate any applicable provision of Law or (c) violate or result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any Contract to which Purchaser is a party or by which it is bound or to which any of its properties or assets is subject.

Section 5.04. Approvals and Consents.  The execution, delivery and performance of this Agreement and each of the Related Agreements to which it is a party by Purchaser do not require Purchaser to obtain the consent or approval of, or to make any filing with, any Governmental Entity or any other Person except (a) as may be required to obtain the transfer of any Licenses or Permits, and (b) such consents, approvals and filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on Seller or on the ability of Purchaser to perform its obligations hereunder.

Section 5.05. Financing.  Purchaser has sufficient available cash to constitute all of the financing required to be provided by Purchaser for the consummation of the transactions contemplated by this Agreement.

Section 5.06. Broker's and Finder's Fees.  No broker, finder or other Person is entitled to any commission or finder's fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Purchaser or its Affiliates.

Section 5.07. Due Diligence Investigation.  Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties, covenants of, agreements, or indemnities by, the Company made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchaser.  In the event that Purchaser finds a material breach in the representations, warranties, covenants of, agreements, or indemnities by, the Company made or undertaken pursuant to this Agreement, such finding shall not release Purchaser from its obligations hereunder.  Instead, the parties agree to engage in good faith negotiations to adjust the Agreement to reflect any such finding.

ARTICLE VI.

PRE-CLOSING COVENANTS

Except as otherwise required or permitted hereunder, Purchaser, Seller and Coachmen covenant and agree to comply with each of the following provisions, as applicable to it, between the date hereof and the Closing Date, unless the applicable party obtains the prior written waiver of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.01. Operation of Business.  Seller shall, and Coachmen shall cause Seller to, continue to conduct the business affairs of Seller in the Ordinary Course of Business until the Closing Date.

Section 6.02. Access; Cooperation.  Seller shall (a) provide Purchaser and its Personnel, accountants, legal counsel and representatives (collectively, the "Purchaser Group"), the right, upon reasonable advance written notice, to access during normal business hours, to enter upon its offices and plant sites in order to inspect its records and business operations, and (b) furnish to Purchaser such additional information concerning Seller as shall be reasonably requested; provided, however, that such rights of access are to be exercised in a manner that does not unreasonably interfere with the operations of Seller and shall be coordinated by the Purchaser Group with the Chief Executive Officer of Seller, or his/her designee, in order to initiate and complete its due diligence investigation of Seller.  The Purchaser Group shall hold any information it receives pursuant to this Section 6.02 as confidential and acknowledges and agrees not to use any such information except in connection with this Agreement, and if this Agreement is terminated for any reason whatsoever, the Purchaser Group shall return all such information (and all copies thereof) to Seller.

Section 6.03. Notification of Certain Matters.  Seller and Coachmen shall give prompt written notice to Purchaser of: (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Seller or Coachmen contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, inclusive; and (b) any failure of Seller or Coachmen to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by Seller or Coachmen hereunder.

Section 6.04. Updates to Disclosure Schedules.  Seller shall deliver to Purchaser, as soon as possible after discovery thereof, but not later than one (1) Business Day prior to the Closing Date, written notice of supplemental information (other than historical financial statements of Seller) updating the information set forth in the representations and warranties of Seller set forth in Article IV of this Agreement (the "Disclosure Schedule Updates").  If such Disclosure Schedule Updates reflect an occurrence which, on a cumulative basis as to all occurrences in other such supplemental information, could reasonably be expected to have a Material Adverse Effect or has or could reasonably be expected to adversely affect the ability of Seller to convey any portion of the Assets to Purchaser pursuant to this Agreement, Purchaser shall have the right to terminate this Agreement pursuant to and in accordance with Section 7.01(c) of this Agreement by delivering a written notice of such termination to Seller prior to the Closing in accordance with Section 7.01(c).

Section 6.05. Cooperation.  Purchaser shall use its reasonable Best Efforts to cooperate with Seller and Coachmen and their employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated hereby in accordance with the provisions of this Agreement.  Purchaser also shall use its reasonable Best Efforts to cooperate with Seller and Coachmen (a) with respect to all filings Seller and Coachmen shall be required by applicable Law to make, and (b) in obtaining all consents set forth on Schedule 3.01(f).

Section 6.06. Governmental Approvals.  Promptly after the execution of this Agreement, Purchaser shall file all applications and reports which are required to be filed by Purchaser with any Governmental Entity in connection with the transactions contemplated by this Agreement.  Purchaser shall also promptly provide all information that any Governmental Entity may require in connection with any such application or report.  Purchaser shall pay all fees and amounts in connection with such applications and reports.

Section 6.07. Additional Notices and Covenants.  Purchaser shall give all notices to any Governmental Entities and other third parties and take such other action required to be given or taken by it in connection with the transactions contemplated by this Agreement.

ARTICLE VII.

TERMINATION

Section 7.01. Events of Termination.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to completion of the Closing, as follows:

(a) by Seller and Coachmen, on the one hand or Purchaser, on the other hand (i) if the shareholders of Seller’s parent fail to vote in favor of the Transaction; or (ii) if at any time after December 31, 2008, if the Closing has not occurred and the party seeking to terminate this Agreement is not in material breach or default of any provision of this Agreement; or

(b) by unanimous written agreement of Seller, Coachmen and Purchaser.

This Agreement may not be terminated after completion of the Closing.

Section 7.02. Effect of Termination.  In the event this Agreement is terminated pursuant to Section 7.01, all rights and obligations of the parties shall terminate without any liability of a party to the other parties.    The rights and obligations of the parties set forth in this Section 7.02, Section 8.01, Section 11.02 and Section 11.03 of this Agreement shall survive the termination of this Agreement indefinitely.

ARTICLE VIII.

RESTRICTIVE COVENANTS

Section 8.01. Confidential Information.  Each of Purchaser, Seller and Coachmen agree that he, she or it shall treat in confidence and shall not use, disseminate or disclose, other than in connection with the transactions contemplated by this Agreement, all documents, materials and other information regarding the other parties to this Agreement which he, she or it obtains during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained on, prior to or following the date hereof) or the preparation of this Agreement or any of the Related Agreements (the "Confidential Information").  The obligation of each party to treat such documents, materials and other information in confidence and not to use, disseminate or disclose such materials shall not apply to any information which:  (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other parties; (b) is known to the public and did not become so known through any violation of a legal obligation on the part of the disclosing party; (c) is later lawfully acquired by such party from other sources; (d) is required to be disclosed under the provisions of any Law, or by any stock exchange or similar body; or (e) is required to be disclosed by a rule or order of any court of competent jurisdiction.  The obligation of each party to treat such documents, materials and other information in confidence and not to use, disseminate or disclose such materials shall apply regardless of whether the transactions contemplated by this Agreement actually are consummated, and the parties shall not be relieved of any obligations under this Section 8.01 in the event that the transactions contemplated by this Agreement are not actually consummated and/or in the event that this Agreement is terminated pursuant to Section 7.01 of this Agreement.  In the event that the transactions contemplated by this Agreement are not consummated, each party shall immediately return and deliver any and all documents, materials and other information (and all copies thereof) provided by any other party to the party which provided or disclosed such documents, materials and other information and delete or otherwise destroy any and all electronic copies thereof.

Section 8.02. Non-Competition. For a period of five (5) years following the Closing (the "Restricted Period"), Seller, its successors and assigns shall not compete with Buyer in any manner in the production or sale of Recreational Vehicles.  Furthermore, except as provided in Section 9.03(c) Seller and Coachmen agree to never manufacture or sell recreational vehicles under the “Coachmen” name or any model names or logos used historically by Seller or Coachmen for Recreational Vehicles; provided, however, Purchaser shall execute an exclusive (even as to Purchaser), royalty-free, transferable and perpetual license in favor of Seller’s parent and sister companies providing them with an unlimited right to use the name “Coachmen” outside the Recreational Vehicle industry, and provided further, that Purchaser shall execute a non-exclusive, royalty-free, transferable, perpetual limited license in favor of Seller, Coachmen or its assignees to exercise their rights under Section 9.03(c) to resell any and all repurchased recreational vehicles under the “Coachmen” name or any model names or logos used historically by Seller or Coachmen for Recreational Vehicles.

ARTICLE IX.

OTHER AGREEMENTS

Section 9.01. Cooperation on Tax Matters.

(a) The parties hereto shall cooperate, and shall cause their respective representatives to cooperate, in preparing and filing all Tax Returns (including amended Tax Returns and claims for refund), in handling audits, examinations, investigations and administrative, court or other Proceedings relating to Taxes, in resolving all disputes, audits and refund claims with respect to such Tax Returns and Taxes, and any earlier Tax Returns and Taxes of Seller, and in all other appropriate Tax matters, in each case including making employees available to assist the requesting party, timely providing information reasonably requested, maintaining and making available to each other all records necessary or desirable in connection therewith, and the execution and delivery of appropriate and customary forms and authorizations, including federal Form 2848, Power of Attorney and Declaration of Representative (or a successor form or forms), and comparable forms for foreign, state and local Tax purposes, as appropriate, when the requesting party reasonably requires such forms in connection with any Tax dispute or claim for refund.  Any information obtained by any party or its Affiliates from another party or its Affiliates in connection with any Tax matters to which this Agreement relates shall be kept confidential, except:  (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other Proceeding relating to Taxes or as may be otherwise required by applicable Law, to enforce rights under this Agreement or to pursue any claim for refund or contest any proposed Tax assessment; or (ii) for any external disclosure in audited financial statements or regulatory filings which a party reasonably believes is required by applicable Law or stock exchange or similar applicable rules.

(b) Notwithstanding the provisions of Section 9.01(a), and in addition to all other obligations imposed by this Section 9.01:  (i) Seller, Coachmen and Purchaser agree to give the other party reasonable written notice prior to transferring, destroying or discarding any Files and Records with respect to Tax matters and, if the other party so requests, shall allow the other party to take possession of such Files and Records; and (ii) Seller and Coachmen shall retain (or cause Seller's Affiliates to retain) all such Files and Records of Seller and Seller's Affiliates until the expiration of any applicable statute of limitations (including any extension thereof) with respect to Tax Returns filed on behalf of Seller or its Affiliates.

Section 9.02. Employment. Purchaser agrees that it shall offer employment to the following:

(a) Hourly production employees.  Exhibit 9.02(a) sets forth all hourly employees of Seller who are engaged in the manufacturing and production process of Seller who shall be offered at will employment by Purchaser upon Purchaser’s terms and conditions.  Purchaser assumes no accrued liabilities of Seller to the employees listed on Exhibit 9.02(a), including but not limited to vacation and pension.

(b) Management.

(i) Purchaser will hire Michael Terlep (“Terlep”) for a period of six (6) months after Closing (“Post-Closing Term”) for a base salary to be agreed upon between Terlep and Purchaser.  After the Post-Closing Term expires, Purchaser may hire Terlep on an at-will basis or other terms on which the parties may agree.  During the Post-Closing, Terlep’s primary duties shall be to effectuate a transition of the sale of assets and business interests to Purchaser, preservation of employee and dealer relations, review and approval of all warranty and warranty reimbursement claims for Seller’s units, collection and management of Seller’s accounts receivable to be sold to Purchaser and administration and approval of remarketing of repurchased Seller’s units.  During the Post-Closing, Terlep shall be able to devote reasonable time as necessary to Coachmen, including specifically, litigation support.  For the time spent on Coachmen business, Seller shall reimburse Purchaser each pay period for Terlep’s base salary including attendant tax obligations up to his then current rate of pay. Following the Post-Closing, Purchaser may employ Terlep as Purchaser and Terlep may agree.  Purchaser is not agreeing to pay any bonus, golden parachute payments, severance payments, vacation pay, commissions or other extra compensation that Seller may owe to Terlep with Purchaser’s only commitment being to offer Terlep a regular base salary commensurate with his duties during the Post-Closing.

(ii) Gar Warlick, Lawton Tinley and Mike Bear shall each be employed for the Post-Closing Term at base rates to be agreed upon by the parties.  Following the Post-Closing Term, Purchaser shall consider their retention with pay and job responsibilities on similar terms and conditions as their current employment with Seller.  Purchaser is not agreeing to pay any bonus, golden parachute payments, severance payments, vacation pay, commissions or other extra compensation that Seller may owe to Gar Warlick, Lawton Tinley and Mike Bear with Purchaser’s only commitment being to offer Gar Warlick, Lawton Tinley and Mike Bear a regular base salary commensurate with his duties during the Post-Closing.

(c) Sales.  Purchaser agrees to consider employing the sales managers and salespeople currently employed by Seller at a wage rate and benefits commensurate with Purchaser’s current employees with substantially similar responsibilities.

(d) Other employees.  For all other employees of Seller, Purchaser agrees to consider employment of them after review with Seller, provided they fit into Purchaser’s organization, and Purchaser agrees to interview and consider employment of those senior managers of Seller to be identified by Seller.

(e) Continued Support.  Any employee of Seller who is hired by Purchaser shall be made available to Seller, on an “as needed” basis to provide support necessary to any ongoing litigation of Seller.  Further, Purchaser shall make all records fully available to Seller that are related to any litigation or business matters, including copying the same at Seller’s expense.

(f) Employee Benefits.  Purchaser shall not assume any of Seller’s employee benefit plans, but shall:  (i) accept a plan to plan transfer of the assets and liabilities in the Coachmen Industries, Inc. Retirement Plan and Trust related to the Seller employees it hires; and (ii) credit Seller employees it hires with their service with Seller for purposes of eligibility, vesting and benefit accrual in Purchaser’s employee benefit plans.

(g) Change in Control Agreements.  As a condition for their employment with Purchaser, Terlep, Gar Warlick and Lawton Tinley shall agree to release any obligations that may exist under any Change in Control Agreement executed by and between such employee and Coachmen.

Section 9.03. Customer Warranty, Repurchase Agreements and Related Expenses.

(a) Purchaser agrees to provide warranty administration for all of Seller’s Recreational Vehicles units sold prior to Closing, such warranty administration to be limited to repairs. Seller agrees that it, not Purchaser, shall timely pay all interest rebates, dealer bonuses and any and all similar expenses on Recreational Vehicles that Seller has manufactured and sold prior to Closing. Purchaser, not Seller, shall have all warranty obligations for all Recreational Vehicles that it acquires from Seller. Purchaser shall undertake to perform all warranty service and administration for all Recreational Vehicles manufactured by Seller, regardless of when or by whom sold provided that Seller shall bear the cost of same for Recreational Vehicles that it manufactured and sold before closing as follows:

(i) Purchaser shall submit its statement of amounts paid to third parties for warranty claims each month, including all appropriate detail.  Seller shall have thirty (30) days to review and approve the warranty claim statements.  All approved claims shall then be reimbursed to Purchaser from the Indemnity Escrow Deposit established in the Escrow Agreement.

(ii) Purchaser agrees that it will charge the warranty costs at its actual cost, which it agrees to maintain at the best rate achievable by Purchaser and that the rates charged on the claims upon which Purchaser seeks reimbursement shall be equal to rates charged to Purchaser by the warranty service contractors.

(iii) Any claims disputed by Seller shall then be the subject of prompt good faith negotiations between the parties. It is contemplated that warranty claims shall be strictly enforced in accordance with the terms and provisions of Seller’s warranties.

(iv) Nothing contained in this paragraph shall be construed to create any duty of Purchaser to defend any lawsuit related to any warranty given by Seller to its customers.

(b) Seller agrees that it, not Purchaser, is responsible to perform all of its repurchase agreements and agrees to make all payments required pursuant to said agreements.

(c) At Seller’s request, Purchaser agrees to use its best efforts to remarket any and all repurchased units on behalf of Seller at no charge to Seller other than commissions to Purchaser’s salespeople at the same rates that Purchaser pays its salespeople for its own product (which averages approximately two percent (2%)) plus out of pocket transportation expenses incurred by Purchaser.  Seller reserves the right to approve all prices and related terms for remarketed, repurchased units.  Seller further reserves the right to resell the repurchased units itself or through other distribution channels.

Section 9.04. Accounts Receivable Adjustment.  Purchaser shall use all diligence for a period of forty-five (45) days after Closing to collect all Accounts Receivable purchased by Purchaser. Forty-five (45) days after Closing Purchaser shall present to Seller all Accounts Receivable which Purchaser has been unable to collect. Seller shall repurchase all of Purchaser’s uncollected Accounts Receivable in full, with Purchaser to be paid from the proceeds of the Indemnity Escrow Deposit.

Section 9.05. Purchase and Lease Options.   For a period of seven (7) days following the execution of this Agreement (the “Option Period”), Purchaser shall have (i) an option to purchase the real property owned by Seller in Fitzgerald, Georgia and Centreville, Michigan; and (ii) an option to assume the Seller’s lease obligations on the facilities located in Chino, California, Fitzgerald, Georgia, and on Nappanee Street in Elkhart, Indiana (collectively, the “Options”).  Upon the expiration of the Option Period, the Options shall terminate unless exercised by Purchaser.

Section 9.06. Files and Records.  Purchaser shall retain possession of all Files and Records transferred to Purchaser hereunder and coming into existence after the Closing Date which relate to the Business prior to the Closing Date, for a period consistent with Purchaser's record-retention policies and practices, but in no event less than seven (7) years.  In addition, from and after the Closing Date, upon reasonable written notice and during normal business hours, Purchaser shall provide access to Seller and its officers, directors, employees, consultants, attorneys, accounts and representatives, at Seller's expense, to such Files and Records as Seller may reasonably deem necessary or desirable to properly prepare for, file, prove, answer, prosecute or defend any return, filing, audit, protest, claim, suit, inquiry or other Proceeding.

Section 9.07. Indemnification.

(a) Purchaser and Seller agree Purchaser is not assuming any liabilities of Seller of any kind or nature whatsoever, fixed or contingent, owing or to become owing by Seller now or in the future in connection with units manufactured and sold by Seller prior to the Closing Date. In the event Purchaser is determined to be obligated for any such Liability of Seller, Seller shall indemnify and hold harmless Purchaser from and against any and all damages, losses, obligations, claims, encumbrances, penalties, other than any incidental, consequential, punitive or exemplary damages, special damages, indirect damages, unrealized expectation, lost profits or other similar items and under no circumstances shall any damages be calculated using a "multiplier" or any similar method having a similar effect,  arising from or relating to any Liability of Seller arising out of the transactions entered into or events occurring after the Closing (the “Liability Indemnification”).  Any Liability Indemnification amounts to be paid by Seller to Purchaser shall be paid directly from the Indemnity Escrow Deposit or the “tail” insurance policy purchased by Seller (upon terms acceptable to Purchaser) for the benefit of Purchaser to cover all appropriate risks in an amount of not less than Fifty Million Dollars ($50,000,000).

(b) Purchaser agrees to indemnify and hold harmless Seller or Coachmen from and against any and all damages, losses, obligations, claims, encumbrances, penalties, or expenses including reasonable attorney’s fees, to the extent arising out of, connected with, or claimed to have resulted in whole or in part from the purchase, sale, use or operation of any Recreational Vehicle or product manufactured solely by Purchaser after the Closing Date (“Purchaser Created Product”) or any actual or alleged defect in such Purchaser Created Product, whether latent or patent, or any improper service or repair of a Purchaser Created Product.

(c) Seller and Coachmen agree to indemnify and hold harmless Purchaser from and against any and all damages, losses, obligations, claims, encumbrances, penalties, or expenses including reasonable attorney’s fees, to the extent arising out of, connected with, or claimed to have resulted in whole or in part from the purchase, sale, use or operation of any product manufactured, sold, or distributed by Seller or Coachmen that uses the “Coachmen” name licensed to Seller and/or Coachmen pursuant to this Agreement.

ARTICLE X.

DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated below:

"Accounts Receivable" shall mean:  (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or debts, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers; (b) all other accounts or notes receivable and the full benefit of all security for such accounts or notes; and (c) any claims, remedies and other rights related to any of the foregoing.

"Affiliate" shall mean any Person that directly or indirectly controls, is controlled by or is under common control with Purchaser or Seller, as the case may be.  As used in this definition, "control" (including, its correlative meanings "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of ten percent (10%) or more of outstanding voting securities or partnership or other ownership interests, by Contract or otherwise).

"Assigned Contracts" shall mean all Contracts, except for those Contracts of Seller or otherwise relating to the Business, except for those Contracts specifically listed on Schedule 1.02.

"Best Efforts" shall mean the efforts that a reasonable prudent person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible.

"Business Day" shall mean any day other than Saturday, Sunday and any day on which commercial banks in the State of Indiana are authorized by Law to be closed.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean Seller and Coachmen, collectively or individually as the case may be.

"Contracts" shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

"Employee Plans" shall mean each voluntary employees' beneficiary association under Section 501(c)(9) of the Code whose members include employees of Seller and all employee benefit plans, as defined in Section 3(3) of ERISA, and all retirement, stock, stock option, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit and other employee benefit arrangements, policies or practices for which Seller is a plan sponsor, as defined in Section 3(16)(B) of ERISA, or which Seller otherwise maintains or to which Seller otherwise, contributes or has contributed, or in which Seller otherwise participates or has participated or under which Seller may have any Liability.

"Encumbrance" shall mean all liens (statutory or other), leases, mortgages, pledges, security interests, conditional sales agreements, charges, claims, options, easements, rights of way (other than easements of record) and other encumbrances of any kind or nature whatsoever, including those encumbrances set forth on any schedule hereto.

"Environmental Requirements" shall mean all Laws, rules, regulations, ordinances, policies, guidance documents, approvals, plans, authorizations, licenses or permits issued by any government agency, department, commission, board, bureau or instrumentality of the United States, state or political subdivision thereof, and any other Governmental Entity and all judicial, administrative, and regulatory decrees, judgments and orders relating to human health, pollution or protection of the environment (including ambient air, surface water, ground water, land surface or surface strata), including:  (a) Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials; (b) Laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials; (c) the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended; the Toxic Substances Control Act; the Hazardous Materials Transportation Act; Resource Conservation and Recovery Act, as amended and the rules and regulations promulgated thereunder from time to time (“RCRA”); the Clean Water Act; the Safe Drinking Water Act; the Clean Air Act; the Atomic Energy Act of 1954; and the Occupational Safety and Health Act; and (d) any Law similar to those set forth above, as such requirements are enacted and in effect on or prior to the Closing Date.

"Equipment and Machinery" shall mean:  (a) all fixed assets, including equipment, machinery, furniture, fixtures and improvements, tooling, spare parts, supplies, materials, computer hardware and software, rolling stock and vehicles owned or leased by Seller in connection with the Business (including all leases of such property); (b) any rights of Seller to warranties applicable to the foregoing (to the extent assignable), and licenses received from manufacturers, lessors or sellers of any such item; and (c) any related records, documents, claims, credits and rights of recovery with respect thereto.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974 and the rules of regulations promulgated thereunder from time to time.

"Files and Records" shall mean all files, records and other information of Seller relating to the Business or the Assets, whether in hard copy or magnetic or other format including customer lists and records, referral sources, equipment maintenance records, plant plans, equipment warranty information, research and development reports and records, specifications and drawings, sales and advertising material, software, correspondence, manuals, studies, sales literature and promotional material, production reports and records, operating guides, copies of financial and accounting records and copies of records relating to the employees and Personnel of Seller to be employed by Purchaser following the Closing.

"GAAP" shall mean the prevailing generally accepted accounting principles in the United States, in effect from time to time, consistently applied.

"Governing Documents" shall mean, with respect to any particular entity:  (a) if a corporation, the articles or certificate of incorporation and the bylaws of such entity; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and the operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

"Governmental Entity" shall mean any court, government agency, department, commission, board, bureau or instrumentality of the United States, any local, county, state, federal or political subdivision thereof, or any foreign governmental entity of any kind.

"Hazardous Materials" shall mean:  (a) any substance that is or becomes defined as a "hazardous substance," "hazardous waste," "hazardous material," "pollutant" or "contaminant" under any Environmental Requirements, RCRA, and any analogous and applicable Law; (b) petroleum (including crude oil and any fraction thereof); and (c) any natural or synthetic gas (whether in liquid or gaseous state).

"Inventory" or "Inventories" shall mean all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts, replacement parts and all other materials, supplies and other items of personal property to be used or consumed by Seller in the operation of the Business.

The phrases "to the Knowledge of" any Person, or "Known to" any Person, or words of similar import, shall mean the actual knowledge of such Person without independent investigation.

"Law" shall mean any local, county, state, federal, foreign or other law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

"Liability" with respect to any Person, shall mean any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

"Licenses and Permits" shall mean all licenses, permits, franchises, certificates, approvals and authorizations that relate directly or indirectly to, or are necessary for, the conduct of the Business or the operation of the Assets and all pending applications therefor or renewals thereof.

"Material Adverse Effect" or "Material Adverse Change" means, when used with respect to Seller, any change, event, circumstance or effect that, individually, has a materially adverse effect upon the Business or Assets of Seller taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:  (a) any adverse change, event, development or effect arising from or relating to (i) general business or economic conditions, including such conditions related to the business of Seller, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in United States GAAP, (v) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity, (vi) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (vii) any "act of God," including, but not limited to, weather, natural disasters and earthquakes, (viii) any failure by Seller to meet its internal financial projections or (ix) changes resulting from the announcement of the execution of this Agreement or the transactions contemplated hereunder; (b) any existing event, occurrence or circumstance with respect to which Purchaser or any of its directors, officers, consultants, accountants or legal counsel has knowledge as of the date hereof, and (c) any adverse change in effect on, or development with respect to, the business of Seller which is cured by Seller prior to the earlier of (x) the Closing Date and (y) the date on which this Agreement is terminated pursuant to Article VII hereof.

"Ordinary Course of Business" shall mean any action taken by a Person if such action is consistent in nature, scope and magnitude with the past practices of such Person's business and is taken in the ordinary course of the normal day-to-day operations of such Person's business.

"Permitted Encumbrance" shall mean any of the following: (a) the provisions of all applicable zoning Laws, statutory liens of landlords, carriers, workmen, warehousemen, repairmen, mechanics, contractors, materialmen and other similar Persons and other liens imposed by applicable Laws; (b) easements, rights-of-ways, restrictions and other similar charges and encumbrances of record; (c) liens for Taxes and other governmental assessments, charges or claims not yet due and payable or that the taxpayer is contesting; (d) purchase money liens securing rental payments under capital lease arrangements; and (e) other Liens arising in the Ordinary Course of Business.

"Person" shall mean any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust or unincorporated organization, or any Governmental Entity, officer, department, commission, board, bureau or instrumentality thereof.

"Personnel" shall mean either any director, officer, employee, consultant, agent or other personnel of Seller or personnel of Purchaser, as applicable.

"Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit.

"Recreational Vehicle" shall mean a motor home, travel trailer, truck camper, or camping trailer, with or without motive power, designed for human habitation for recreational use.

"Related Agreements" shall mean the Escrow Agreement, Bill of Sale, the Assignment and Assumption Agreement and the documents and instruments executed and delivered in connection with any of them.

"Tax" or "Taxes" shall mean all federal, state, local and foreign taxes (including excise taxes, value added taxes, occupancy taxes, employment taxes, unemployment taxes, ad valorem taxes, custom duties, transfer taxes and fees), levies, imposts, impositions, assessments and other governmental charges of any nature imposed upon a Person, including all taxes and governmental charges imposed upon any of the personal properties, real properties, tangible or intangible assets, income, receipts, payrolls, transactions, stock transfers, capital stock, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to collect or pay over to any government), and all related additions to tax, penalties or interest thereon.

"Tax Return" shall mean and include all returns, statements, declarations, estimates, forms, reports, information returns and any other documents (including all consolidated, affiliated, combined or unitary versions of the same), including all related and supporting information, filed or required to be filed with any Governmental Entity in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes.

ARTICLE XI.

MISCELLANEOUS

Section 11.01. Public Announcements.  No party to this Agreement shall make any public announcement of the transactions provided for in or contemplated by this Agreement or any of the Related Agreements unless the form and substance of the announcement are mutually agreed upon by each party, which agreement shall not be unreasonably withheld, conditioned or delayed, or unless public disclosure is necessary to comply with applicable Laws.

Section 11.02. Costs and Expenses.  Whether or not the transactions contemplated by this Agreement and the Related Agreements are consummated, except as otherwise expressly provided herein, each of the parties shall bear all expenses and costs incurred by it in connection with this Agreement and the Related Agreements and the transactions contemplated by any of them, including, without limitation, the fees and disbursements of any legal counsel, independent accountants or any other Person or representative whose services have been used by such party.

Section 11.03. Utilities Proration.  Purchaser shall be solely responsible for all utility charges with respect to the Business on and after the Closing Date.  Seller shall use commercially reasonable efforts to have meters for electricity, telephone, gas and water read as of the close of business on the calendar day prior to the Closing Date or the opening of business on the Closing Date and for bills to be rendered to Seller based upon such readings.  To the extent such meter readings are not used as the basis for calculating all such charges, the electricity, telephone, gas and water utility charges shall be pro-rated as of the opening of business on the Closing Date between Seller and Purchaser (based upon the number of calendar days in applicable pre-Closing and post-Closing periods).

Section 11.04. Further Assurances.  From and after the date of this Agreement, the parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement or any of the Related Agreements, and shall: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of transactions contemplated by this Agreement and the Related Agreements.

Section 11.05. Addresses for Notices, Etc.  All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement or any of the Related Agreements shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows:  (a) on the actual date of service if delivered personally; (b) at the time of receipt of confirmation by the transmitting party if by facsimile transmission; (c) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 11.05, provided that a party sending notice by electronic delivery shall bear the burden of authentication and of proving transmittal, receipt and time of receipt; (d) on the third day after mailing if mailed by first-class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 11.05; or (e) on the day after delivery to a nationally recognized overnight courier service during its business hours or the Express Mail service maintained by the United States Postal Service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section:

If to Purchaser:	Forest River, Inc.
55470 County Road 1, Elkhart, Indiana 46515
Attention:
Facsimile:
[E-mail: _________________________]
With a copy to(which copy shall not constitute notice hereunder):	J. Richard Ransel, Esq.
Thorne Grodnik LLP
228 West High Street
Elkhart, IN 46516-3176
Facsimile: 574-294-5390
Email: jransel@tglaw.us
If to Seller:	Consolidated Leisure Industries, LLC
423 N. Main St., Middlebury, IN 46540
Attention: Richard M. Lavers
Facsimile: 574-825-8141
E-mail: rlavers@coachmen.com
With a copy to(which copy shall not constitute notice hereunder):	Consolidated Leisure Industries, LLC
423 N. Main St., Middlebury, IN 46540
Attention: Todd Woelfer
Facsimile: 574-825-8141
E-mail: TWoelfer@coachmen.com
If to Coachmen:	Coachmen Industries, Inc.
423 N. Main St., Middlebury, IN 46540
Attention: Richard M. Lavers
Facsimile: 574-825-8141
E-mail: rlavers@coachmen.com
With a copy to(which copy shall not constitute notice hereunder):	Coachmen Industries, Inc.
423 N. Main St., Middlebury, IN 46540
Attention: Todd Woelfer
Facsimile: 574-825-8141
E-mail: TWoelfer@coachmen.com

Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Section 11.05.  In no event shall delivery to a copied Person alone constitute delivery to the party represented by such copied Person.

Section 11.06. Headings.  The article, section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 11.07. Construction.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement and the Related Agreements, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement and the Related Agreements shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any of the Related Agreements.

(b) Except as otherwise specifically provided in this Agreement or any of the Related Agreements (such as by "sole", "absolute discretion", "complete discretion" or words of similar import), if any provision of this Agreement or any of the Related Agreements requires or provides for the consent, waiver or approval of a party, such consent, waiver or approval shall not be unreasonably withheld, conditioned or delayed.

(c) The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement, but only to the extent that the import for such other Sections is reasonably apparent from the face of such disclosure as so made.

(d) Words of any gender used in this Agreement or any of the Related Agreements shall be held and construed to include any other gender; words in the singular shall be held to include the plural and words in the plural shall be held to include the singular, unless and only to the extent the context indicates otherwise.

(e) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

(f) "Hereunder," "hereof," "hereto," "herein," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof.

(g) "Including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term.

(h) "Or" is used in the inclusive sense of "and/or."

(i) References to documents, instruments or agreements shall be deemed to refer as well to all addenda, appendices, exhibits, schedules or amendments thereto.

Section 11.08. Severability.  The invalidity or unenforceability of any provision of this Agreement or any of the Related Agreements shall in no way affect the validity or enforceability of any other provision of this Agreement or any of the Related Agreements.  Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 11.09. Entire Agreement and Amendment.  This Agreement and the Related Agreements, including the Exhibits and Schedules referred to and incorporated by reference herein and therein that form a part of this Agreement and the Related Agreements, contain the entire understanding of the parties with respect to the subject matter of this Agreement and the Related Agreements.  There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth in or provided for in this Agreement or the Related Agreements.  This Agreement and the Related Agreements supersede all prior agreements and understandings among the parties hereto with respect to the transactions contemplated by this Agreement and the Related Agreements, including, without limitation, the letter of intent by and among the parties hereto, dated as of November 18, 2008.  This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by each of the parties hereto.

Section 11.10. No Waiver; Cumulative Remedies.  Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative.  No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement or any of the Related Agreements shall operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy shall preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.  To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or any of the Related Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the Related Agreements.

Section 11.11. Parties in Interest.  Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than Seller, Purchaser and Coachmen, and their respective successors and permitted assigns.

Section 11.12. Successors and Assigns; Assignment.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.  Neither Seller nor Coachmen shall have the right to assign or delegate its rights or duties hereunder or under any of the Related Agreements, in whole or in part, without the prior written consent of Purchaser.  Purchaser may, without any prior notice to or consent of Seller or Coachmen, assign or delegate, in whole or in part, its rights and duties under this Agreement and the Related Agreements to any Affiliates or to any Person who shall acquire all or substantially all of the Assets or the then outstanding voting securities of Purchaser whether by purchase, merger, consolidation or otherwise.  Except as expressly set forth herein, nothing in this Agreement shall confer any claim, right, interest or remedy on any Person (other than the parties hereto) or inure to the benefit of any Person (other than the parties hereto).

Section 11.13. Governing Law; Jurisdiction and Venue.

(a) Applicable Law.  The Laws of the State of Indiana shall govern the creation, interpretation, construction and enforcement of and the performance under this Agreement and the Related Agreements and all transactions and agreements contemplated by any of them, as well as any and all claims arising out of or relating in any way to this Agreement or any of the Related Agreements, notwithstanding the choice of law rules of any other state or jurisdiction.

(b) Court Proceedings.  Any action or Proceeding permitted by the terms of this Agreement to be filed in a court, which the action or Proceeding is brought to enforce, challenge or construe the terms or making of this Agreement or any of the Related Agreements, and any claims arising out of or related to this Agreement or any of the Related Agreements, shall be exclusively brought and litigated exclusively in a state or federal court having subject matter jurisdiction and located in Elkhart, Indiana.  For the purpose of any action or Proceeding instituted with respect to any claim arising out of or related to this Agreement or any of the Related Agreements, each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts having subject matter jurisdiction and located in Elkhart, Indiana.  Each party hereby irrevocably waives any objection or defense which it may now or hereafter have of improper venue, forum non conveniens or lack of personal jurisdiction; provided, however, that Purchaser, in its sole discretion, may elect to bring any action or claim relating to or arising out of a breach by Seller or Coachmen of Sections 8.01, 8.02 or 8.03 of this Agreement in the county or state where the breach by Seller or Coachmen occurred or where breaching by Seller or Coachmen can be found.  Each party further irrevocably consents to the service of process out of such courts by the mailing of a copy thereof, by registered mail, postage prepaid, to the party and agrees that such service, to the fullest extent permitted by applicable laws, (i) shall be deemed in every respect effective service of process upon it in any suit, action or Proceeding arising out of or related to this Agreement or any of the Related Agreements and (ii) shall be taken and held to be valid personal service upon and personal delivery to it.  Nothing herein contained shall affect the right of each party to serve process in any other manner permitted by applicable laws.

Section 11.14. Waiver of Jury Trial.  For any action or Proceeding which is permitted under this Agreement to be filed in a court, each party hereby expressly and irrevocably waives any right to a trial by jury in such action or Proceeding, including but not limited to those actions or Proceedings to enforce or defend any rights under this Agreement or any of the Related Agreements or under any amendment, consent, waiver, instrument, document or agreement delivered or which may in the future be delivered in connection with any of them or arising from any relationship existing in connection with this Agreement or any of the Related Agreements.  Each party agrees that in any such action or Proceeding, the matters shall be tried to a court and not to a jury.

Section 11.15. Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement.  Facsimile transmission of a counterpart hereto shall constitute an original hereof.

Section 11.16. Schedules, Exhibits and Certificates.  All Schedules and Exhibits referred to herein form an integral part of this Agreement and shall be deemed to be part of this Agreement to the same extent as if set forth in the text of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

"PURCHASER"

Forest River, Inc.

By:           /s/ Peter J. Liegl

Printed:  Peter J. Liegl

Title:       President & Chief Executive Officer

"SELLER"

Consolidated Leisure Industries, LLC

By:           /s/ Richard M. Lavers

Printed:  Richard M. Lavers

Title:       Authorized Agent

Coachmen Recreational Vehicle Company, LLC

By:           /s/ Richard M. Lavers

Printed:  Richard M. Lavers

Title:       Authorized Agent

Coachmen Recreational Vehicle Company of Georgia, LLC

By:           /s/ Richard M. Lavers

Printed:  Richard M. Lavers

Title:       Authorized Agent

S-
Asset Purchase Agreement

Viking Recreational Vehicle, LLC

By:           /s/ Richard M. Lavers

Printed:  Richard M. Lavers

Title:       Authorized Agent

Michiana Easy Livin’ Country, LLC

By:           /s/ Richard M. Lavers

Printed:  Richard M. Lavers

Title:       Authorized Agent

Coachmen RV Group West Coast Regional Operations Center, LLC

By:           /s/ Richard M. Lavers

Printed:  Richard M. Lavers

Title:       Authorized Agent

"COACHMEN"

Coachmen Industries, Inc.

By:           /s/ Richard M. Lavers

Printed:  Richard M. Lavers

Title:       President & Chief Executive Officer

LIST OF EXHIBITS

Exhibit A                                           Escrow Agreement
Exhibit B                                           Bill of Sale
Exhibit C                                           Assignment and Assumption Agreement

LIST OF SCHEDULES

1.01                                           Assets
1.02                                           Excluded Assets
1.03                                           Assumed Liabilities
1.06                                           Allocation of Purchase Price
1.07                                           Contracts to be Assigned
3.01(f)                                                      Required Approvals
4.03(b)                                                      Conflict or Violation
4.04                                           Financial Statements
4.05(a)                                                      Tax Matters
4.06                                           Real Property
4.07                                           Leased Real Property
4.08                                           Equipment and Machinery
4.10                                           Intellectual Property
4.13                                           Insurance
4.14                                           Contracts and Commitments
4.15                                           Compliance with Law
4.16                                           Litigation
4.17                                           Title to the Assets and Related Matters
9.02(a)                                                      Employees